EXHIBIT 99.1
Contacts:
Jim Mazzola
858-704-8122
ir@halozyme.com

Chris Burton
858-704-8352
ir@halozyme.com

HALOZYME PORJECTS 25 TO 30 PRECENT ENHANZE ROYALTY GROWTH IN 2018

CONTINUES TO EXPECT TARGET NUMBER OF PFS EVENTS IN HALO-301 REGISTRATION TRIAL TO BE REACHED IN LATE Q4

SAN DIEGO, Jan. 9, 2018 - Halozyme Therapeutics, Inc. (NASDAQ: HALO), a biotechnology company developing novel oncology and drug-delivery therapies, forecasts 25 to 30 percent royalty revenue growth in 2018 and potential for royalty revenue to reach nearly $1 billion in 2027 based on the current and expected momentum of partners coformulating products with its ENHANZE® technology.

Halozyme provided these and other program updates today during CEO Dr. Helen Torley’s presentation at the 36th annual JP Morgan Healthcare Conference.

“We enter 2018 building on the most successful year in Halozyme history, where we established our ENHANZE technology as the go-to standard to convert IV therapies to subcutaneous delivery, potentially helping our partners improve their competitive advantage and easing the treatment burden for patients,” said Dr. Torley. “With this momentum and the marquee therapies under development or planned for development with ENHANZE - including subcutaneous formulations of Darzalex, a Herceptin/ Perjeta fixed-dose combination and Opdivo - we now see the potential for ENHANZE royalty revenue to reach nearly $1 billion in 2027.”

Janssen initiated four phase 3 registration studies with ENHANZE in 2017, and Halozyme expects additional partners to begin three phase 1 studies with new targets in 2018. The breadth of clinical development with the ENHANZE technology follows the signing of three global collaboration and licensing agreements in 2017. In total, Halozyme now has eight partners with the potential to generate an average mid-single-digit royalty on net sales of commercialized products.

Three commercialized products coformulated with the ENHANZE technology generated $64 million in royalty revenue in 2017, growing 25 percent from 2016, Dr. Torley said. The company expects to report fourth quarter and 2017 financial results in February.

Halozyme also provided updates on the clinical development of its late-stage investigational oncology drug, PEGPH20 (pegvorhyaluronidase alfa), including its HALO-301 registration trial in metastatic pancreatic cancer patients. As previously announced, the company expects the study will reach the target number of progression-free survival events late in the fourth quarter.
In addition, Halozyme may report phase 1b response rate data during the year from two other clinical trials studying PEGPH20 in additional tumor types. Between Halozyme- and partner-led trials, PEGPH20 is being studied in pancreas, gastric, lung, breast, gall-bladder and bile-duct cancers.

Dr. Torley said the company exited 2017 with $460 million to $470 million in cash and cash equivalents and is well financed into 2020. Financial guidance for 2018 was provided during her presentation, a replay of which may be found on the “Investors” page of halozyme.com.

About Halozyme
Halozyme Therapeutics is a biotechnology company focused on developing and commercializing novel oncology therapies that target the tumor microenvironment. Halozyme’s lead proprietary program, investigational drug PEGPH20, applies a unique approach to targeting solid tumors, allowing increased access of co-administered cancer drug therapies to the tumor in animal models. PEGPH20 is currently in development for metastatic pancreatic cancer, non-small cell lung cancer, gastric cancer, metastatic breast cancer and has potential across additional cancers in combination with different types of cancer therapies. In addition to its proprietary product portfolio, Halozyme has established value-driving partnerships with leading pharmaceutical companies including Roche, Baxalta, Pfizer, Janssen, AbbVie, Lilly, Bristol-Myers Squibb and Alexion for its ENHANZE® drug delivery technology. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.

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Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements concerning the Company’s future expectations and plans for 2018, timing and results of clinical trials, the development and commercialization of product candidates and the potential benefits and attributes of such product candidates (including, without limitation, statements concerning the possible activity, benefits and attributes of PEGPH20, the possible method of action of PEGPH20, its potential application to improve cancer therapies and statements concerning future actions relating to the development of PEGPH20). These statements also include forward-looking statements concerning the possible activity, benefits and attributes of the company’s ENHANZE technology, the possible method of action of ENHANZE, its potential application to aid in the dispersion and absorption of other injected therapeutic drugs, the number of collaborative targets actually chosen, the product development efforts of our ENHANZE partners, whether such products are ultimately developed or commercialized, whether milestones triggering milestone payments will be achieved, and statements concerning facilitating more rapid delivery of injectable medications through subcutaneous delivery. The forward looking statements also include the Company’s expected financial outlook, including expectations for royalty revenue growth in 2018 and beyond. These forward looking statements involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends,"

"estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected fluctuations or changes in revenues from collaborators or product sales, unexpected clinical trial delays or results, including enrollment delays, unexpected results or delays in development and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission.